Exhibit 99.1

FOR IMMEDIATE RELEASE

Innovative Food Holdings to Present at the Planet MicroCap Showcase: VEGAS in partnership with MicroCapClub on Wednesday, April 23, 2025 & 1x1 Meetings on Thursday, April 24, 2025

BONITA SPRINGS, FL. (April 22, 2025) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of specialty foods to professional chefs, today announced that it will be presenting at the Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub on Wednesday, April 23, 2025 at 1:00 PM (Local Time -PST). IVFH CEO Bill Bennett will be hosting the presentation and answering questions at the conclusion.

To access the live presentation, please use the following information:

Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub

Date: Wednesday, April 23, 2025

Time: 1:00 PM (Las Vegas, NV Local Time PST)

Webcast: https://link.edgepilot.com/s/b9f14694/7KNo_G1AQkOGY3NLZdetFg?u=https://event.summitcast.com/view/YNz6mnmEsXyrdRxb78w2nX/guest_book?session_id=ha5sdgi7YC4nndZD4VpEoe

If you would like to book 1x1 investor meetings with IVFH, and to attend the Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub, please make sure you are registered here: https://link.edgepilot.com/s/b0babbb8/DoIDoeI3AkuNqg721w9Dvw?u=https://www.meetmax.com/sched/event_113149/event_closed.html

1x1 meetings will be scheduled and conducted in person at the conference venue: Paris Hotel & Casino in Las Vegas, NV.

The Planet MicroCap Showcase: VEGAS 2025 in partnership with MicroCapClub website is available here: https://link.edgepilot.com/s/f90e2924/ZmcrTo86RkGRX5wPldgfZg?u=https://www.meetmax.com/sched/event_113149/conference_home.html

If you can’t make the live presentation, all company presentations “webcasts” will be available directly on the conference event platform on this link under the tab “Agenda”: https://link.edgepilot.com/s/6faa6543/QTw32jww1kS3uOQsl6gesg?u=https://www.meetmax.com/sched/event_113149/conference_presentations.html?bank_access=0%26event_id=113149

About Planet MicroCap

Planet MicroCap is a global multimedia financial news, publishing and events company for the MicroCap investing community. We have cultivated an active and engaged audience of folks that are interested in learning about and to stay ahead of the curve in the MicroCap space.

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to the Company that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in the Company’s public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, Inc.

investorrelations@ivfh.com